Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated July 30, 2010 (October 7, 2011 as to Note 16 and the “Reorganization” paragraph in Note 19) with respect to the financial statements and schedules of Armstrong Energy, Inc. and Subsidiaries (formerly Armstrong Land Company, LLC and Subsidiaries) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firms.”
/s/ Grant Thornton LLP
St. Louis, Missouri
December 19, 2011